Exhibit 14(a)

Individual Retirement Account Disclosure Statement

GENERAL INFORMATION

Please read the following information together with the Individual Retirement Account Custodial Agreement and the Prospectus(es) for the fund(s) you select for investment of IRA contributions.

GENERAL PRINCIPLES

1.   Are There Different Types of IRAs?

     Yes. Upon creation of an IRA, you must designate whether the IRA will be a Traditional IRA, a Roth IRA, or an Education IRA. (In addition, there are SEP-IRAs and SIMPLE IRAs, which are discussed in the Disclosure
Statement for Traditional IRAs).

     In a Traditional IRA, amounts contributed to the IRA may be tax deductible at the time of contribution.
Distributions from the IRA will be taxed at distribution except to the extent that the distribution represents a return of your own contributions for which you did not claim (or where not eligible to claim) a deduction.

     In a Roth IRA, amounts contributed to your IRA are taxed at the time of contribution, but distributions from the IRA are not subject to tax if you have held the IRA for certain minimum periods of time (generally, until age 59 1/2 but in some cases longer).

     In an Education IRA, you contribute to an IRA maintained on behalf of a beneficiary and do not receive a current deduction. However, if amounts are used for certain educational purposes, neither you nor the beneficiary of the IRA are taxed upon distribution.

     Each type of IRA is a custodial account created for the exclusive benefit of the beneficiary you (or your spouse) in the case of the Traditional IRA and Roth IRA, and a named beneficiary in the case of an Education IRA. Firstar Trust Company serves as custodian of the IRA. Your, your spouse's or your beneficiary's (as applicable) interest in the account is nonforfeitable.

2.   Can I Revoke My Account?

     This account may be revoked any time within seven calendar days after it is established by mailing or delivering a written request for revocation to: Oak
Ridge Growth Fund, c/o Firstar Trust Company, 615 East
Michigan Street, 3rd Floor, Milwaukee, Wisconsin
53202, Attention: Mutual Fund Department. If the revocation is mailed, the date of the postmark (or the date of certification if sent by certified or registered mail) will be considered the revocation date. Upon proper revocation, a full refund of the initial contribution will be issued, without any adjustments for items such as administrative fees or fluctuations in market value. You may always revoke your account after this time, but the amounts distributed to you will be subject to the tax rules applicable upon distribution from an IRA account as discussed below. (While current regulations technically only extend the right to revoke to Traditional IRAs, it has been assumed that that right applies to all Roth and Education IRAs as well and such IRAs will thus be administered consistent with that interpretation until the IRS issues guidance to the contrary.)

3.   How Will My Account Be Invested?

     Contributions made to an IRA will be invested, at your election, in one or more of the regulated investment companies for which Oak Ridge Investments, L.L.C. serves as Investment Advisor or any other regulated investment company designated by Oak Ridge
Investments, L.L.C. No part of the IRA may be invested in life insurance contracts; further, the assets of the IRA may not be commingled with other property.

     Information about the shares of each mutual fund available for investment by your IRA must be furnished to you in the form of a prospectus governed by rules of the Securities and Exchange Commission. Please refer to the prospectus for detailed information concerning your mutual fund. You may obtain further information concerning IRAs from any District Office of the Internal Revenue Service.

     Fees and other expenses of maintaining the account may be charged to you or the account. The Custodian's current fee schedule follows. The fee schedule may be changed from time to time.

     Transfer to successor trustee    $ 15.00
     Distribution to a participant      15.00
        (exclusive of systematic withdrawal plans)
     Refund of excess contribution      15.00
     Federal wire fee                   12.00
     Traditional & Roth IRA annual maintenance fee
       per account                      12.50*
     Education IRA annual maintenance fee
       per account                       5.00*

*capped at $25.00 per social security number.

Individual Retirement Account Disclosure Statement For
Traditional IRAs

1.   Am I Eligible to Contribute to a Traditional IRA?

     Employees with compensation income and self-employed individuals with earned income are eligible to contribute to a Traditional IRA. (For convenience, all future references to compensation are deemed to mean
"earned income" in the case of a self-employed individual.) Employers may also contribute to Traditional IRAs established for the benefit of their employees. In addition, you may establish a Traditional
IRA to receive rollover contributions and transfers from the trustee or custodian of another Traditional
IRA or the custodian or trustee of certain other retirement plans.

2.   When Can I Make Contributions?

     You may make regular contributions to your Traditional IRA any time up to and including the due date for filing your tax return for the year, not including extensions. You may continue to make regular contributions to your Traditional IRA up to (but not including) the calendar year in which you reach age 70
1/2. (If you are over age 70 1/2 but your spouse has not yet attained that age, contributions to your spouse's Traditional IRA may continue so long as you and your spouse, based on a joint tax return, have sufficient compensation income.) Employer contributions to a Simplified Employee Pension Plan or a SIMPLE Plan may be continued after you attain age 70
1/2. Eligible rollover contributions and transfers may be made at any time, including after you reach age 70
1/2.

3.   How Much May I Contribute to a Traditional IRA?

     You may make annual contributions to a Traditional
IRA in any amount up to 100% of your compensation for the year or $2,000, whichever is less. The $2,000 limitation is reduced by contributions you make to a Roth IRA, but is not reduced by contributions to an Educational IRA for the benefit of another taxpayer.
Qualifying rollover contributions and transfers are not subject to these limitations.
In addition, if you are married and file a joint return, you may make contributions to your spouse's
Traditional IRA. However, the maximum amount contributed to both your own and to your spouse's
Traditional IRA may not exceed 100% of your combined compensation or $4,000, whichever is less. The maximum amount that may be contributed to either your Traditional IRA or your spouse's Traditional IRA is $2,000. Again, these dollar limits are reduced by any contributions you or your spouse make to a Roth IRA, but are not affected by contributions either of you make to an Education IRA for the benefit of another taxpayer.

     If you are the beneficiary of an Education IRA, certain additional limits may apply to you. Please contact your tax advisor for more information.

4.   Can I Roll Over or Transfer Amounts from Other
IRAs or Employer Plans?

     You are allowed to "roll over" a distribution or transfer your assets from one Traditional IRA to another without any tax liability. Rollovers between Traditional IRAs may be made once per year and must be accomplished within 60 days after the distribution.
Also, under certain conditions, you may roll over (tax-free) all or a portion of a distribution received from a qualified plan or tax-sheltered annuity in which you participate or in which your deceased spouse participated. However, strict limitations apply to such rollovers, and you should seek competent advice in order to comply with all of the rules governing rollovers.

     Most distributions from qualified retirement plans will be subject to a 20% withholding requirement. The
20% withholding can be avoided by electing a "direct rollover" of the distribution to a Traditional IRA or to certain other types of retirement plans. You should receive more information regarding these withholding rules and whether your distribution can be transferred to a Traditional IRA from the plan administrator prior to receiving your distribution. (Note that legislation pending as of this printing would deny your ability to roll over a hardship distribution from an employer's plan to your IRA.)

5.   Are My Contributions to a Traditional IRA Tax
Deductible?

     Although you may make a contribution to a Traditional IRA within the limitations described above, all or a portion of your contribution may be nondeductible. No deduction is allowed for a rollover contribution (including a "direct rollover") or transfer. For "regular" contributions, the taxability of your contribution depends upon your tax filing status, whether you (and in some cases your spouse) are an "active participant" in an employer-sponsored retirement plan, and your income level.

*If you are not married (including a taxpayer filing under the "head of household" status), the following rules apply:

     If you are not an "active participant" in an employer-sponsored retirement plan, you may make a fully deductible contribution to a Traditional IRA
     (up to the contribution limits described above).

     If you are an "active participant" in an employer-sponsored retirement plan, you may make a fully deductible contribution to a Traditional IRA (up to the contribution limits described above) if your adjusted gross income (as defined below) does not exceed $30,000 for 1998. If your 1998 adjusted gross income is between $30,000 and $40,000, your deduction will be limited as described below. If your adjusted gross income exceeds $40,000, your contribution will not be deductible. After 1998, the deductibility of a contribution is as follows:


                Eligible To    Eligible To     Not Eligible
                   Make A         Make A        To Make A
    Year         Deductible     Partially       Deductible
                Contribution    Deductible     Contribution
                If AGI Less    Contribution    If AGI Over
               Than Or Equal      If AGI
                     To          Between
    1999          $31,000        $31,001-        $41,000
                                 $40,999
    2000          $32,000        $32,001-        $42,000
                                 $41,999
    2001          $33,000        $33,001-        $43,000
                                 $42,999
    2002          $34,000        $34,001-        $44,000
                                 $43,999
    2003          $40,000        $40,001-        $50,000
                                 $49,999
    2004          $45,000        $45,001-        $55,000
                                 $54,999
  2005 and        $50,000        $50,001-        $60,000
 thereafter                      $59,999

*If you are married, the following rules apply:

     If you and your spouse file a joint tax return and neither you nor your spouse is an "active participant" in an employer-sponsored retirement plan, you and your spouse may make a fully deductible contribution to a Traditional IRA (up to the contribution limits described above).

     If you and your spouse file a joint tax return and both you and your spouse are "active participants" in employer-sponsored retirement plans, you and your spouse may make fully deductible contributions to a Traditional IRA (up to the contribution limits described above, if your 1998 combined adjusted gross income (as defined below) does not exceed $50,000. If your 1998 adjusted gross income is between $50,000 and $60,000, your deduction will be limited as described below. If your adjusted gross income exceeds $60,000, your contribution will not be deductible. After 1998, the deductibility of a contribution is as follows:

                Eligible To    Eligible To     Not Eligible
                   Make A         Make A        To Make A
    Year         Deductible     Partially       Deductible
                Contribution    Deductible     Contribution
                If AGI Less    Contribution    If AGI Over
               Than Or Equal      If AGI
                     To          Between
    1999          $51,000        $51,001-        $61,000
                                 $60,999
    2000          $52,000        $52,001-        $62,000
                                 $61,999
    2001          $53,000        $53,001-        $63,000
                                 $62,999
    2002          $54,000        $54,001-        $64,000
                                 $63,999
    2003          $60,000        $60,001-        $70,000
                                 $69,999
    2004          $65,000        $65,001-        $75,000
                                 $74,999
    2005          $70,000        $71,001-        $80,000
                                 $79,999
    2006          $75,000        $75,001-        $85,000
                                 $84,999
  2007 and        $80,000        $80,001-     $100,000
 thereafter                      $99,999



     If you and your spouse file a joint tax return and only one of you is an "active participant" in an employer-sponsored retirement plan, special rules apply. If your spouse is the "active participant", a fully deductible contribution can be made to your IRA (up to the contribution limits described above) if your combined adjusted gross income does not exceed $150,000. If your combined adjusted gross income is between $150,000 and $160,000, your deduction will be limited as described below.
     If your combined adjusted gross income exceeds
     $160,000, your contribution will not be
     deductible. Your spouse, as an active participant in an employer-sponsored retirement plan, may make a fully deductible contribution to a Traditional
     IRA if your 1998 combined adjusted gross income does not exceed $50,000 (with a partial deduction being available if 1998 combined adjusted gross income is between $50,000 and $60,000).
     Conversely, if you are an "active participant" and your spouse is not, a contribution to your Traditional IRA will be deductible if your 1998 combined adjusted gross income does not exceed
     $50,000 (with a partial deduction being available if 1998 combined adjusted gross income is between $50,000 and $60,000). After 1998, the $50,000 and
     $60,000 amounts are adjusted in the manner described in the preceding table; the $150,000 and $160,000 amounts are not adjusted.

     If you are married and file a separate return and are not an "active participant" in an employer-sponsored retirement plan, you may make a fully deductible contribution to a Traditional IRA (up to the contribution limits described above). If you are married and filing separately and are an "active participant" in an employer-sponsored retirement plan, you may not make a fully deductible contribution to a Traditional IRA. A partial deduction is available if your 1998 adjusted gross income is less than $10,000. This amount is not adjusted for cost-of-living changes or otherwise.

*An employer-sponsored retirement plan includes any of the following types of retirement plans:

     a qualified pension, profit-sharing, or stock bonus plan established in accordance with IRC
     401(a) or 401(k);
     a Simplified Employee Pension Plan (SEP) (IRC
      408(k));
     a deferred compensation plan maintained by a
      governmental unit or agency;
     tax-sheltered annuities and custodial accounts
      (IRC 403(b) and 403(b)(7));
     a qualified annuity plan under IRC Section 403(a); or a Savings Incentive Match Plan for Employees of
     Small Employers (SIMPLE Plan).

*Generally, you are considered an "active participant" in a defined contribution plan if an employer contribution or forfeiture was credited to your account during the year. You are considered an "active participant" in a defined benefit plan if you are eligible to participate in a plan, even though you elect not to participate. You are also treated as an "active participant" if you make a voluntary or mandatory contribution to any type of plan, even if your employer makes no contribution to the plan.
For purposes of these rules, adjusted gross income (1) is determined without regard to the exclusions from income arising under Section 135 (exclusion of certain savings bond interest), Section 137 (exclusion of certain employer provided adoption expenses) and
Section 911 (certain exclusions applicable to U.S.
citizens or residents living abroad) of the Code, (2) is not reduced for any deduction that you may be entitled to for IRA contributions, and (3) takes into account the passive loss limitations under Section 469 of the Code and any taxable benefits under the Social
Security Act and Railroad Retirement Act as determined in accordance with Section 86 of the Code.

*Please note that the deduction limits are not the same as the contribution limits. You can contribute to your Traditional IRA in any amount up to the contribution limits described above (the lesser of $2,000 or 100 percent of your compensation income). The amount of your contribution that is deductible for federal income tax purposes is based upon the rules described in this section. If you (or where applicable, your spouse) is an "active participant" in an employer-sponsored retirement plan, you can use the following steps to calculate whether your contribution will be fully or partially deductible:

(a) Subtract the applicable income limit from your adjusted gross income as determined above. (For example, if you are a single taxpayer, your 1998 income limit is $30,000.) If the result is $10,000 or more (after 2006, $20,000 or more for a married individual filing jointly), you can only make a nondeductible contribution to your Traditional
     IRA.
(b)  Divide the above figure by $10,000 (after 2006,
     $20,000 for a married individual filing jointly), and multiply that percentage by $2,000.
(c) Subtract the dollar amount (result from (b) above) from $2,000 to determine the amount that is deductible.

*If the deduction limit is not a multiple of $10 then it should be rounded up to the next $10. If you are eligible to make any deductible contribution, you may make a $200 minimum deductible contribution. Even if your income exceeds the limits described above, you may make a contribution to your IRA up to the contribution limitations described in Item 3 above. To the extent that your contribution exceeds the deductible limits, it will be nondeductible. However, earnings on all IRA contributions are tax deferred until distribution.

6.   What if I Make an Excess Contribution?

     Contributions that exceed the allowable maximum for federal income tax purposes are treated as excess contributions. A nondeductible penalty tax of 6% of the excess amount contributed will be added to your income tax for each year in which the excess contribution remains in your account.

7.   How Do I Correct an Excess Contribution?

     If you make a contribution in excess of your allowable maximum, you may correct the excess contribution and avoid the 6% penalty tax for that year by withdrawing the excess contribution and its earnings on or before the date, including extensions, for filing your tax return for the tax year for which the contribution was made. Any earnings on the withdrawn excess contribution may be subject to a 10% early distribution penalty tax if you are under age 59 1/2.
In addition, in certain cases an excess contribution may be withdrawn after the time for filing your tax return. Finally, excess contributions for one year may be carried forward and applied against the contribution limitation in succeeding years.

8.   Can a Simplified Employee Pension Plan Be Used in
Conjunction with a Traditional IRA?

     A Traditional IRA may also be used in connection with a Simplified Employee Pension Plan established by your employer (or by you if you are self-employed). In addition, if your SEP Plan as in effect on December 31, 1996 permitted salary reduction contributions, you may elect to have your employer make salary reduction contributions. Several limitations on the amount that may be contributed apply. First, salary reduction contributions (for plans that are eligible) may not exceed $10,000 per year (certain lower limits may apply for highly compensated employees). The $10,000 limit applies for 1998 and is adjusted periodically for cost of living increases. Second, the combination of all contributions for any year (including employer contributions and, if your SEP Plan is eligible, salary reduction contributions) cannot exceed 15 percent of compensation (disregarding for this purpose compensation in excess of $160,000 per year). The
$160,000 compensation limit applies for 1998 and is adjusted periodically for cost of living increases. A number of special rules apply to SEP Plans, including a requirement that contributions generally be made on behalf of all employees of the employer (including for this purpose a sole proprietorship or partnership) who satisfy certain minimum participation requirements. It is your responsibility and that of your employer to see that contributions in excess of normal IRA limits are made under and in accordance with a valid SEP Plan.

9.   Can a Savings and Incentive Match Plan for
Employees of Small Employers ("SIMPLE") Be Used in
Conjunction with a Traditional IRA?

     A Traditional IRA may also be used in connection with a SIMPLE Plan established by your employer (or by you if you are self-employed). When this is done, the IRA is known as a SIMPLE IRA, although it is similar to a Traditional IRA with the exceptions described below.
Under a SIMPLE Plan, you may elect to have your employer make salary reduction contributions of up to $6,000 per year to your SIMPLE IRA. The $6,000 limit applies for 1998 and is adjusted periodically for cost of living increases. In addition, your employer will contribute certain amounts to your SIMPLE IRA, either as a matching contribution to those participants who make salary reduction contributions or as a non-elective contribution to all eligible participants whether or not making salary reduction contributions. A number of special rules apply to SIMPLE Plans, including (1) a SIMPLE Plan generally is available only to employers with fewer than 100 employees, (2) contributions must be made on behalf of all employees of the employer (other than bargaining unit employees) who satisfy certain minimum participation requirements,
(3) contributions are made to a special SIMPLE IRA that is separate and apart from your other IRAs, (4) if you withdraw from your SIMPLE IRA during the two-year period during which you first began participation in the SIMPLE Plan, the early distribution excise tax (if otherwise applicable) is increased to 25 percent; and
(5) during this two-year period, any amount withdrawn may be rolled over tax-free only into another SIMPLE
IRA (and not to a Traditional IRA (that is not a SIMPLE
IRA) or to a Roth IRA). It is your responsibility and that of your employer to see that contributions in excess of normal IRA limits are made under and in accordance with a valid SIMPLE Plan.

10.  What Forms of Distribution Are Available from a
Traditional IRA?

     You may at any time request distribution of all or any portion of your account. However, distributions made prior to your attainment of age 59 1/2 may be subject to an additional 10 percent penalty tax. Once you reach your "required beginning date" (see Item 11 below), distribution of your account may be made in any one of three methods:

(a)  a lump-sum distribution,
(b) installments over a period not extending beyond your life expectancy (as determined by actuarial tables), or
(c) installments over a period not extending beyond the joint life expectancy of you and your designated beneficiary (as determined by actuarial tables).

     You may also use your account balance to purchase an annuity contract, in which case your custodial account will terminate.

11.  When Must Distributions from aTraditional IRA
Begin?

     You must begin receiving the assets in your account no later than April 1 following the calendar year in which you reach age 70 1/2 (your "required beginning date"). In general, the minimum amount that must be distributed each year is equal to the amount obtained by dividing the balance in your Traditional
IRA on the last day of the prior year (or the last day of the year prior to the year in which you attain age
70 1/2) by your life expectancy, the joint life expectancy of you and your beneficiary, or the specified payment term, whichever is applicable. A federal tax penalty may be imposed against you if the required minimum distribution is not made for the year you reach age 70 1/2 and for each year thereafter. The penalty is equal to 50% of the amount by which the actual distribution is less than the required minimum.
Unless you or your spouse elects otherwise, your life expectancy and/or the life expectancy of your spouse will be recalculated annually. (The election, if you choose to make it, must be made by your required beginning date.) Once you reach your required beginning date, an election not to recalculate life expectancy(ies) is irrevocable and will apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

     If you have two or more Traditional IRAs, you may satisfy the minimum distribution requirements by receiving a distribution from one of your Traditional
IRAs in an amount sufficient to satisfy the minimum distribution requirements for your other Traditional
IRAs. You must still calculate the required minimum distribution separately for each Traditional IRA, but then such amounts may be totaled and the total distribution taken from one or more of your individual
Traditional IRAs.
Distribution from your Traditional IRA must satisfy the special "incidental death benefit" rules of the Internal Revenue Code. These provisions set forth certain limitations on the joint life expectancy of you and your beneficiary. If your beneficiary is not your spouse, your beneficiary will be generally considered to be no more than 10 years younger than you for the purpose of calculating the minimum amount that must be distributed.

12.  Are There Distribution Rules that Applyafter My
Death?

     Yes. If you die before receiving the balance of your Traditional IRA, distribution of your remaining account balance is subject to several special rules. If you die on or after your required beginning date, distribution must continue in a method at least as rapid as under the method of distribution in effect at your death. If you die before your required beginning date, your remaining interest will, at the election of your beneficiary or beneficiaries, (i) be distributed by December 31 of the year in which occurs the fifth anniversary of your death, or (ii) commence to be distributed by December 31 of the year following your death over a period not exceeding the life or life expectancy of your designated beneficiary or beneficiaries.

     Two additional distribution options are available if your spouse is the beneficiary: (i) payments to your spouse may commence as late as December 31 of the year you would have attained age 70 1/2 and be distributed over a period not exceeding the life or life expectancy of your spouse, or (ii) your spouse can simply elect to treat your Traditional IRA as his or her own, in which case distributions will be required to commence by April 1 following the calendar year in which your spouse attains age 70 1/2.

13. How Are Distributions From a Traditional IRA Taxed for Federal Income Tax Purposes?

     Amounts distributed to you are generally includable in your gross income in the taxable year you receive them and are taxable as ordinary income. To the extent, however, that any part of a distribution constitutes a return of your nondeductible contributions, it will not be included in your income.
The amount of any distribution excludable from income is the portion that bears the same ratio as your aggregate nondeductible contributions bear to the balance of your Traditional IRA at the end of the year
(calculated after adding back distributions during the year). For this purpose, all of your Traditional IRAs are treated as a single Traditional IRA. Furthermore, all distributions from a Traditional IRA during a taxable year are to be treated as one distribution. The aggregate amount of distributions excludable from income for all years cannot exceed the aggregate nondeductible contributions for all calendar years.
No distribution to you or anyone else from a Traditional IRA can qualify for capital gains treatment under the federal income tax laws. Similarly, you are not entitled to the special five- or ten-year averaging rule for lump-sum distributions that may be available to persons receiving distributions from certain other types of retirement plans. All distributions are taxed to the recipient as ordinary income except the portion of a distribution that represents a return of nondeductible contributions. Historically, so-called
"excess distributions" to you as well as "excess accumulations" remaining in your account as of your date of death were subject to additional taxes. These additional taxes no longer apply.

     You must indicate on distribution requests whether or not federal income taxes should be withheld.
Redemption requests not indicating an election not to have federal income tax withheld will be subject to withholding.

     Any distribution that is properly rolled over will not be includable in your gross income.

14. Are There Penalties for Early Distribution from aTraditional IRA?

     Distributions from your Traditional IRA made before age 59 1/2 will be subject (in addition to ordinary income tax) to a 10% nondeductible penalty tax unless (i) the distribution is a return of nondeductible contributions, (ii) the distribution is made because of your death, disability, or as part of a series of substantially equal periodic payments over your life expectancy or the joint life expectancy of you and your beneficiary, (iii) the distribution is made for medical expenses in excess of 7.5% of adjusted gross income or is made for reimbursement of medical premiums while you are unemployed, (iv) the distribution is made to pay for certain higher education expenses for you, your spouse, your child, your grandchild, or the child or grandchild of your spouse, (v) subject to various limits, the distribution is used to purchase a first home or, in limited cases, a second or subsequent home for you, your spouse, or your or your spouse's child, grandchild or ancestor, or
(vi) the distribution is an exempt withdrawal of an excess contribution. The penalty tax may also be avoided if the distribution is rolled over to another individual retirement account. See Item 9 above for special rules applicable to distributions from a SIMPLE
IRA.

15.  What If I Engage in a Prohibited Transaction?

     If you engage in a "prohibited transaction," as defined in Section 4975 of the Internal Revenue Code, your account will be disqualified, and the entire balance in your account will be treated as if distributed to you and will be taxable to you as ordinary income. Examples of prohibited transactions are:

(a) the sale, exchange, or leasing of any property between you and your account,
(b) the lending of money or other extensions of credit between you and your account,
(c) the furnishing of goods, services, or facilities between you and your account.

     If you are under age 59 1/2, you may also be subject to the 10% penalty tax on early distributions.

16.  What If I Pledge My Account?

     If you use (pledge) all or part of your
Traditional IRA as security for a loan, then the portion so pledged will be treated as if distributed to you and will be taxable to you as ordinary income during the year in which you make such pledge. The 10% penalty tax on early distributions may also apply.

17.  How Are Contributions to a Traditional IRA
Reported for Federal Tax Purposes?

     Deductible contributions to your Traditional IRA may be claimed as a deduction on your IRS Form 1040 for the taxable year contributed. If any nondeductible contributions are made by you during a tax year, such amounts must be reported on Form 8606 and attached to your Federal Income Tax Return for the year contributed. If you report a nondeductible contribution to your Traditional IRA and do not make the contribution, you will be subject to a $100 penalty for each overstatement unless a reasonable cause is shown for not contributing. Other reporting will be required by you in the event that special taxes or penalties described herein are due. You must also file Form 5329 with the IRS for each taxable year in which the contribution limits are exceeded, a premature distribution takes place, or less than the required minimum amount is distributed from your Traditional
IRA.

18.  How Are Earnings on My Account Calculated and
Allocated?

     The method of computing and allocating annual earnings is set forth in Article VIII, Section 1 of the Individual Retirement Account Custodial Agreement. The growth in value of your IRA is neither guaranteed nor projected.

     Your Individual Retirement Account Plan has been approved as to form by the Internal Revenue Service.
The Internal Revenue Service approval is a determination only as to the form of the Plan and does not represent a determination of the merits of the Plan as adopted by you. You may obtain further information with respect to your Individual Retirement Account from any district office of the Internal Revenue Service.

19.  Income Tax Withholding

     You must indicate on distribution requests whether or not federal income taxes should be withheld.
Redemption requests not indicating an election not to have federal income tax withheld will be subject to withholding.

20.  Other Information

     Information about the shares of each mutual fund available for investment by your IRA must be furnished to you in the form of a prospectus governed by rules of the Securities and Exchange Commission. Please refer to the prospectus for detailed information concerning your mutual fund. You may obtain further information concerning IRAs from any District Office of the Internal Revenue Service.

Traditional Individual Retirement Custodial Account

     The following constitutes an agreement
establishing an Individual Retirement Account (under
Section 408(a) of the Internal Revenue Code) between the Depositor and the Custodian.

Article I

The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8),
408(d)(3), or an employer contribution to a simplified employee pension plan as described in Section 408(k).
Rollover contributions before January 1, 1993, include rollovers described in Section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8), 408(d)(3), or an
employer contribution to a simplified employee pension plan as described in Section 408(k).

Article II

The depositor's interest in the balance in the custodial account is nonforfeitable.

Article III

1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund
(within the meaning of Section 408(a)(5)).

2. No part of the custodial funds may be invested in collectibles (within the meaning of Section 408(m)) except as otherwise permitted by Section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

Article IV

1. Notwithstanding any provision of this agreement to the contrary, the distribution of the depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with Section 408(a)(6) and Proposed
Regulations Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations
Section 1.401(a)(9)-2, the provisions of which are herein incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Depositor under Item 3, or to the surviving spouse under Item 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

3. The depositor's entire interest in the custodial account must be, or begin to be, distributed by the depositor's required beginning date, April 1 following the calendar year end in which the Depositor reaches age 70 1/2. By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

(a)  A single sum payment.
(b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.
(c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.
(d) Equal or substantially equal annual payments over a specified period that may not be longer than the depositor's life expectancy.
(e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

(a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with Item 3.
(b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either:
(i) Be distributed by the December 31 of the year containing the fifth anniversary of the depositor's death, or
(ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the depositor's death. If, however, the beneficiary is the depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70 1/2.
(c) Except where distribution in the form of an annuity meeting the requirements of Section
     408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the depositor's required beginning date, even though payments may actually have been made before that date.
(d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the depositor's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under Item 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of a distribution in accordance with Item 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

Article V

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i) and Regulations
Section 1.408-5 and 1.408-6.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

Article VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with
Section 408(a) and related regulations will be invalid.

Article VII

This agreement will be amended from time to time to comply with the provisions of the Code and related regulations.

Article VIII

1.   Investment of Account Assets

(a) All contributions to the custodial account shall be invested in the shares of the Oak Ridge Growth
     Fund or, if available, any other series of Oak
     Ridge Growth Fund or other regulated investment companies for which Oak Ridge Investments, L.L.C.
     serves as Investment Advisor or designates as being eligible for investment ("Investment
     Company"). Shares of stock of an Investment
     Company shall be referred to as "Investment
     Company Shares." To the extent that two or more funds are available for investment, contributions shall be invested in accordance with the depositor's investment election.

(b) Each contribution to the custodial account shall identify the depositor's account number and be accompanied by a signed statement directing the investment of that contribution. The Custodian may return to the Depositor, without liability for interest thereon, any contribution which is not accompanied by adequate account identification or an appropriate signed statement directing investment of that contribution.

(c) Contributions shall be invested in whole and fractional Investment Company Shares at the price and in the manner such shares are offered to the public. All distributions received on Investment
     Company Shares, including both dividend and capital gain distributions, held in the custodial account shall be reinvested in like shares. If any distribution of Investment Company Shares may be received in additional like shares or in cash or other property, the Custodian shall elect to receive such distribution in additional like
     Investment Company Shares.

(d)  All Investment Company Shares acquired by the
     Custodian shall be registered in the name of the Custodian or its nominee. The Depositor shall be the beneficial owner of all Investment Company
     Shares held in the custodial account and the Custodian shall not vote any such shares, except upon written direction of the Depositor, timely received, in a form acceptable to the Custodian.
     The Custodian agrees to forward to the Depositor each prospectus, report, notice, proxy and related proxy soliciting materials applicable to
     Investment Company Shares held in the custodial account received by the Custodian.

(e) The Depositor may, at any time, by written notice to the Custodian, in a form acceptable to the Custodian, redeem any number of shares held in the custodial account and reinvest the proceeds in the shares of any other Investment Company upon the terms and within the limitations imposed by then current prospectus of such other Investment
     Company in which the Depositor elects to invest.
     By giving such instructions, the Depositor will be deemed to have acknowledged receipt of such prospectus. Such redemptions and reinvestments shall be done at the price and in the manner such shares are then being redeemed or offered by the respective Investment Companies.

2.   Amendment and Termination

(a)  Oak Ridge Investments, L.L.C., the Investment
     Advisor for Oak Ridge Investments, L.L.C., may
     amend the Custodial Account (including retroactive
     amendments) by delivering to Custodian and to the
     Depositor written notice of such amendment setting
     forth the substance and effective date of the
     amendment. The Custodian and the Depositor shall
     be deemed to have consented to any such amendment
     not objected to in writing by the Custodian or
     Depositor as applicable within     thirty (30)
     days of receipt of the notice, provided that no amendment shall cause or permit any part of the assets of the custodial account to be diverted to purposes other than for the exclusive benefit of the Depositor or his or her beneficiaries.

(b) The Depositor may terminate the custodial account at any time by delivering to the Custodian a written notice of such termination.

(c) The custodial account shall automatically terminate upon distribution to the Depositor or his or her beneficiaries of its entire balance.

3.   Taxes and Custodial Fees

Any income taxes or other taxes levied or assessed upon or in respect of the assets or income of the custodial account and any transfer taxes incurred shall be paid from the custodial account. All administrative expenses incurred by the Custodian in the performance of its duties, including fees for legal services rendered to the Custodian, in connection with the custodial account, and the custodian's compensation shall be paid from the custodial account, unless otherwise paid by the Depositor or his or her beneficiaries. Sufficient shares will be liquidated from the custodial account to pay such fees and expenses.

The custodian's fees are set forth in a schedule provided to the Depositor. Extraordinary charges resulting from unusual administrative responsibilities not contemplated by the schedule will be subject to such additional charges as will reasonably compensate the Custodian. Fees for refund of excess contributions, transferring to a successor trustee or custodian, or redemption/reinvestment of Investment Company Shares will be deducted from the refund or redemption proceeds and the remaining balance will be remitted to the Depositor, or reinvested or transferred in accordance with the depositor's instructions.

4.   Reports and Notices

(a) The Custodian shall keep adequate records of transactions it is required to perform hereunder.
     After the close of each calendar year, the Custodian shall provide to the Depositor or his or her legal representative a written report or reports reflecting the transactions effected by it during such year and the assets and liabilities of the Custodial Account at the close of the year.

(b) All communications or notices shall be deemed to be given upon receipt by the Custodian at:
     Firstar Trust Company, P.O. Box 701, Milwaukee,
     Wisconsin 53201-0701 or the Depositor at his or her most recent address shown in the custodian's records. The Depositor agrees to advise the Custodian promptly, in writing, of any change of address.

5.   Designation of Beneficiary

The Depositor may designate a beneficiary or beneficiaries to receive benefits from the custodial account in the event of the depositor's death. In the event the Depositor has not designated a beneficiary, or if all beneficiaries shall predecease the Depositor, the following persons shall take in the order named:

(a)  The spouse of the Depositor;

(b) If the spouse shall predecease the Depositor or if the Depositor does not have a spouse, then to the depositor's estate.

The Depositor may also change or revoke any previously made designation of beneficiary. A designation or change or revocation of a designation shall be made by written notice in a form acceptable to and filed with the Custodian, prior to the complete distribution of the balance in the custodial account. The last such designation on file at the time of the depositor's death shall govern. If a beneficiary dies after the Depositor, but prior to receiving his or her entire interest in the custodial account, the remaining interest in the custodial account shall be paid to the beneficiary's estate.

6.   Multiple Individual Retirement Accounts

In the event the Depositor maintains more than one individual retirement account (as defined in Section
408(a)) and elects to satisfy his or her minimum distribution requirements described in Article IV above by making a distribution for another individual retirement account in accordance with Item 6 thereof, the Depositor shall be deemed to have elected to calculate the amount of his or her minimum distribution under this custodial account in the same manner as under the individual retirement account from which the distribution is made.

7.   Inalienability of Benefits

The benefits provided under this custodial account nor the assets held therein shall be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind and any attempt to cause such benefits or assets to be so subjected shall not be recognized except to the extent as may be required by law.

8.   Rollover Contributions and Transfers

The Custodian shall have the right to receive rollover contributions and to receive direct transfers from other custodians or trustees. All contributions must be made in cash or check.

9.   Conflict in Provisions

To the extent that any provisions of this Article VIII shall conflict with the provisions of Articles IV, V and/or VII, the provisions of this Article VIII shall govern.

10.  Applicable State Law

This custodial account shall be construed, administered and enforced according to the laws of the State of Wisconsin.

11.  Resignation or Removal of Custodian

The Custodian may resign at any time upon thirty (30) days notice in writing to the Investment Company. Upon such resignation, the Investment Company shall notify the Depositor, and shall appoint a successor custodian under this Agreement. The Depositor or the Investment
Company at any time may remove the Custodian upon 30 days written notice to that effect in a form acceptable to and filed with the Custodian. Such notice must include designation of a successor custodian. The successor custodian shall satisfy the requirements of
Section 408(h) of the Code. Upon receipt by the Custodian of written acceptance of such appointment by the successor custodian, the Custodian shall transfer and pay over to such successor the assets of and records relating to the Custodial Account. The
Custodian is authorized, however, to reserve such sum of money as it may deem advisable for payment of all its fees, compensation, costs and expenses, or for payment of any other liability constituting a charge on or against the assets of the Custodial Account or on or against the Custodian, and where necessary may liquidate shares in the Custodial Account for such payments. Any balance of such reserve remaining after the payment of all such items shall be paid over to the successor Custodian. The Custodian shall not be liable for the acts or omissions of any predecessor or successor custodian or trustee.

12.  Limitation on Custodian Responsibility

The Custodian will not under any circumstances be responsible for the timing, purpose or propriety of any contribution or of any distribution made hereunder, nor shall the Custodian incur any liability or responsibility for any tax imposed on account of any such contribution or distribution. Further, the custodian shall not incur any liability or responsibility in taking or omitting to take any action based on any notice, election, or instruction or any written instrument believed by the Custodian to be genuine and to have been properly executed. The
Custodian shall be under no duty of inquiry with respect to any such notice, election, instruction, or written instrument, but in its discretion may request any tax waivers, proof of signatures or other evidence which it reasonably deems necessary for its protection.
The Depositor and the successors of the Depositor including any executor or administrator of the Depositor shall, to the extent permitted by law, indemnify the Custodian and its successors and assigns against any and all claims, actions or liabilities of the Custodian to the Depositor or the successors or beneficiaries of the Depositor whatsoever (including without limitation all reasonable expenses incurred in defending against or settlement of such claims, actions or liabilities) which may arise in connection with this Agreement or the Custodial Account, except those due to the custodian's own bad faith, gross negligence or willful misconduct. The Custodian shall not be under any duty to take any action not specified in this Agreement, unless the Depositor shall furnish it with instructions in proper form and such instructions shall have been specifically agreed to by the Custodian, or to defend or engage in any suit with respect hereto unless it shall have first agreed in writing to do so and shall have been fully indemnified to its satisfaction.